April 30, 2012

Marie Chandoha

President and CEO

The Charles Schwab Family of Funds

211 Main Street

San Francisco, CA 94105

Re: The Charles Schwab Family of Funds

Dear Ms. Chandoha:

This letter will confirm our agreement to limit net operating expenses of the following funds, as noted in the table below and described in the funds’ registration statements filed with the Securities and Exchange Commission.

Fund	Net Operating Expense Limit	Guaranteed Through
Schwab Municipal Money Fund™ – Select Shares®	35 bps	4/29/14
Schwab Municipal Money Fund™ – Institutional Shares	24 bps	4/29/14
Schwab Value Advantage Money Fund® – Select Shares®	35 bps	4/29/14
Schwab Value Advantage Money Fund® – Institutional Shares	24 bps	4/29/14
Schwab Retirement Advantage Money Fund®	49 bps	4/29/14
Schwab Value Advantage Money Fund – Institutional Prime Shares®	21 bps	4/29/14

Sincerely,

/s/ George Pereira	/s/ John Sturiale
George Pereira	John Sturiale
Chief Financial Officer	Vice President, Product Management
Charles Schwab Investment Management, Inc.	Charles Schwab & Co.

cc:

Andrade, Roanne

Chandoha, Marie

Gao, Zuogang

Giblin, James

Hand, Gregory

Jande, Mini

Lee, Ellen

Lekich, David

Leonhardt, Stephen

Pereira, George

Pierangeli, Christine

Pierce, Jim

Sturiale, John

Tong, Andrew

Wander, Brett